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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                LANDACORP, INC.,

                             CDMS ACQUISITION CORP.,

                                       AND

                              PATIENTCENTRIX, INC.

                                MICHAEL S. MIELE

                               CHRISTOPHER C. SYNN

                                 JAMES W. TIEPEL




                                October 31, 2000

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                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT is dated as of October 31, 2000, by and among LANDACORP, INC., a Delaware corporation ("Parent") and CDMS Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary"), on the one hand, and PATIENTCENTRIX, INC., a Delaware corporation (the "Company") and each of MICHAEL S MIELE, CHRISTOPHER C. SYNN and JAMES W. TIEPEL, on the other hand.

        WHEREAS, the Boards of Directors of Parent, Merger Subsidiary, and the Company have approved the merger of Merger Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein; and

        WHEREAS, the parties hereto desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

        1.1. Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

        "Additional Cash Consideration" means the sum of (x) cash in an amount equal to 12% of the Aggregate Non-Contingent Contract Value (as defined below) from Qualifying Contracts (as defined below) entered into prior to the end of the one-year period commencing on the Closing Date (the "Measurement Period"), capped at $32 million, which amount shall be payable upon the signing of each Qualifying Contract, (y) cash in an amount equal to 12% of the Aggregate Non-Contingent Contract Value of any additional Qualifying Contracts entered into prior to the end of the Measurement Period, over and above those described in clause (x) and capped at $18 million, which amount shall be paid out over the period of the subject contracts as revenue is recognized and (z)cash in an amount equal to 12% of the Aggregate Contingent Amounts actually paid and collected in respect of Qualifying Contracts, which amount shall be paid out as collected and shall be subject to a total cap on Additional Cash Consideration in the amount of $50 million.

        As used herein, "Aggregate Non-Contingent Contract Value" shall mean the total expected consideration to be received by the Company or any of its Affiliates from a Qualifying Contract over the entire term of the Qualifying Contract (without discount or offset whatsoever); provided, however, that the following amounts shall be excluded from such consideration: (i) amounts that are contingent upon a client achieving a certain level of cost saving or other similar performance measurement, (ii) amounts that are calculated by reference to the level of cost saving or other similar performance measurement achieved,
(iii) amounts paid in respect of goods and services provided by third party contractors, and (iv) any other amounts that the Parent and the Shareholder Representative agree should be excluded. "Aggregate Contingent Amounts" shall mean the excess,

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if any, of the total consideration actually paid to the Company or any of its
Affiliates from a Qualifying Contract less the Aggregate Non-Contingent Contract Value of such Qualifying Contract.

        As used herein, "Qualifying Contracts" shall mean contracts for the provision of the Company's products and services entered into in good faith by the Company, the Parent or any of Parent's other Affiliates which the Parent and the Shareholder Representative mutually agree constitute "Qualifying Contracts" pursuant to the procedures set forth below. It is the mutual intention of the parties that each new contract entered into for the Company's products and services shall be a "Qualifying Contract" unless the contract is a renewal, extension or replacement of a contract in existence on the Closing Date to provide substantially the same level of products or services at substantially similar prices to the same client. The parties also intend that a modification, amendment, or replacement of a contract in existence on the Closing Date will be deemed to be a Qualifying Contract to the extent it materially increases the scope, amount or level of services provided or the consideration to be received thereunder, in which case it will be deemed to be a Qualifying Contract to the extent of such increase.

        If either the Company, the Parent or the Shareholder Representative believes in good faith that a proposed contract or modification, amendment or replacement of an existing contract should be deemed to be a "Qualifying Contract" hereunder, such party shall notify the other parties of such belief, if practical, prior to the execution and delivery thereof. Such notification may be oral or in writing. Promptly after such notification, the Shareholders Representative and his designee and two designees of the Parent (who shall be the chief executive officer and the chief financial officer of the Parent or, if they are unavailable, their designees) shall determine whether the proposed contract, modification, amendment or replacement is a Qualifying Contract and, if so, the Aggregate Non-Contingent Contract Value of such Qualifying Contract. If the parties are not able to agree on the status of a particular contract or as to the Aggregate Non-Contingent Contract Value of a Qualifying Contract after 15 days, they shall submit the dispute to a mutually agreed upon third party, which shall be an accounting firm of recognized standing independent of the Company or the Parent (the "Arbitrator"). The Arbitrator shall have access to any books and records of the Company or the Parent reasonably necessary for it to perform its obligations hereunder. The Arbitrator shall determine such dispute within 30 days of the submission of the dispute by the parties, which determination shall be final and binding on the parties hereto. The fees and expenses of the Arbitrator incurred in making such determination shall be borne by the Parent; provided, however, that if the Arbitrator determines that a contract, modification, amendment or replacement is not a Qualifying Contract (if the dispute among the parties relates thereto) or if the absolute difference between the Aggregate Non-Contingent Contract Value proposed by the Shareholder Representative and the Aggregate Non-Contingent Contract Value determined by the Arbitrator is greater than the absolute difference between the Aggregate Non-Contingent Contract Value proposed by the Parent and the Aggregate Non-Contingent Contract Value determined by the Arbitrator (if the dispute among the parties relates thereto), then the Shareholder Representative shall bear the fees and expenses of the Arbitrator incurred in making such determination.

        From time to time, the Parent shall determine the aggregate revenues accrued and/or paid pursuant to all Qualifying Contracts and shall report to the Shareholder Representative on a regular



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basis the aggregate revenues so determined. The Shareholder Representative shall have the right, exercisable not more than twice in any calendar year, upon reasonable notice to have reasonable access to relevant books and records for the purpose of confirming the Parent's calculation.

        After consultation with the Shareholder Representative or his designee, the Parent shall have the right, in the exercise of its good faith business judgment, to accept or reject any contract or amendment, modification or replacement of an existing contract.

        "Affiliate" means an affiliate within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or otherwise applicable SEC accounting releases.

        "Agreement" means this Agreement and all Exhibits and Schedules hereto.

        "Aggregate Cash Consideration" means the sum of (x) $5,850,000, plus (y) the amount of Additional Cash Consideration (if any), plus (z) cash in lieu of any fractional shares.

        "Aggregate New Options" is defined within the definition of New Options.

        "Aggregate Share Number" means 2,739,600 shares of Parent Common Stock.

        "Average Market Price" means the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the "Daily Market Price" of Parent Common Stock for the twenty (20) consecutive Nasdaq trading days ending on and including the Nasdaq trading day that is three
(3) Nasdaq trading days prior to the Effective Time, appropriately adjusted for any stock splits, stock dividends or stock combinations during such period; provided that the Average Market Price shall not be less than $2.50 nor greater than $5.00. The "Daily Market Price" shall equal the closing sale price (rounded to the nearest whole cent) of Parent Common Stock for such trading day as reported on the Nasdaq Stock Market (the "Nasdaq"), as reported in the Wall Street Journal.

        "Closing" and "Closing Date" have the meanings defined in Section 3.1.

        "Company Certificates" means the certificates representing the issued and outstanding shares of Company Common Stock immediately prior to the Effective Time.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Material Adverse Effect" means an effect that is or would reasonably be expected to be materially adverse: (i) to the business, results of operation, financial condition or prospects of the Company; or (ii) to the Company's ability to perform any of its material obligations under this Agreement or to consummate the Merger; or (iii) to the ability of the Surviving Corporation or Parent to conduct such business, as presently conducted by the Company, following the Effective Time or the ability of Parent to exercise full rights of ownership of the Company or its assets or business.



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        "Company Option" means each option to purchase shares of Company Common
Stock that is outstanding at the Effective Time including, without limitation, the Existing Options and the New Options.

        "Company Common Stock" means common stock of the Company, par value $___ per share.

        "Company Disclosure Schedule" means as defined in the first sentence of
Article 4.

        "Company Financial Statements" means as defined in Section 4.5.

        "Company Shareholders" means the holders of shares of Company Common Stock outstanding as of immediately prior to the Effective Time.

        "Company Stock Purchase Rights" means all outstanding options, warrants, or other rights to purchase shares of the Company Common Stock, whether or not exercisable and whether or not vested, excluding the Aggregate New Options.

        "Compensation Plans" means as defined in Section 4.18.

        "Confidentiality Agreement" means as defined in Section 6.5.

        "Conversion Ratio" means 1.1125.

        "Diluted Company Share Amount" means the sum of the number of shares of the Company Common Stock outstanding immediately prior to the Effective Time (excluding treasury shares) plus the number of shares of Company Common Stock purchasable upon the exercise of Existing Options outstanding immediately prior to the Effective Time.

        "DGCL" means the Delaware General Corporation Law, as amended.

        "Effective Time" means as defined in Section 2.2.

        "Employment Agreements" means the Employment Agreements as defined in
Section 7.1(e).

        "Employee Plans" means any health care plan or arrangement; life insurance or other death benefit plan; deferred compensation or other pension or retirement plan; stock option, bonus or other incentive plan; severance, change of control or early retirement plan; or other fringe or employee benefit plan or arrangement; or any employment or consulting contract or executive compensation agreement; whether the same are written or otherwise, formal or informal, voluntary or required by law or by the Company's policies or practices, including, without limitation, any "pension plan" as defined in Section 3(2) of ERISA which is not a Multiemployer Plan, and any "welfare plan" as defined in
Section 3(1) of ERISA (whether or not any of the foregoing is funded), (i) to which the Company is a party or by which the Company is bound; (ii) which the Company has at any time established or maintained for the benefit of or relating to present or former employees, leased employees, consultants, agents, and/or their dependents, or directors of the Company; or (iii) with respect to which the Company has made any payments or contributions.



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        "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

        "Escrow Agent" means as defined in Section 8.1(a).

        "Escrow Agreement" means the Escrow Agreement referenced in Section
6.22.

        "Escrow Fund" means as defined in the Escrow Agreement.

        "Escrow Shares" means the shares of Parent Common Stock, equal to 10% of the aggregate number of Merger Shares, to be delivered to the Escrow Agent pursuant to the Escrow Agreement.

        "Estimated Third Party Expenses" shall mean Third Party Expenses incurred by the Company as of the Closing Date as estimated by the Company in good faith and based on reasonable assumptions and information provided by such third parties.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Agent" means as defined in Section 2.5(a).

        "Existing Options" means the options to purchase shares of Company Common Stock, other than the New Options, that are outstanding immediately prior to the Effective Time. The holder of each Existing Option, the number of shares subject to each such Existing Option and the per share exercise price of each Existing Option is set forth on EXHIBIT C attached hereto.

        "Existing Option Holder Cash Consideration" means as defined in Section 2.6(c).

        "FDA" means the United States Food and Drug Administration.

        "GAAP" means generally accepted accounting principles in the United States.

        "Governmental Body" means as defined in Section 4.7.

        "Intellectual Property" means letters patent and patent applications; trademarks, service marks and registrations thereof and applications therefor; copyrights and copyright registrations and applications; and/or discoveries, ideas, technology, know-how, trade secrets, processes, formulas, drawings and designs, computer programs or software; and all amendments, modifications, and improvements to any of the foregoing.

        "Inventories" means finished goods, raw materials and ingredients, and work-in-process.

        "IRS" means the United States Internal Revenue Service.

        "Liens" means liens, mortgages, charges, security interests, claims, voting trusts, pledges, encumbrances, options, assessments, restrictions, or third party or spousal interests of any nature.

        "Materiality Qualifier" means as defined in Section 7.2(a).



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        "Merger" means as defined in the Recitals hereto.

        "Merger Shares" means the shares of Parent Common Stock issued to the Shareholders in the Merger pursuant to Section 2.3(a), which amount shall be equal to the Aggregate Share Number.

        "Multiemployer Plan" means as defined in Section 3(37) of ERISA.

        "New Options" means the grant of incentive stock options prior to the Closing to the individuals set forth on EXHIBIT D attached hereto to purchase an aggregate of 492,502 shares of Company Common Stock (the "Aggregate New Options"). The number of shares of Company Common Stock subject to each New Option and the per share exercise price of each New Option is set forth on EXHIBIT D.

        "Noncompetition Agreements" means the Noncompetition Agreements as defined in Section 7.1(d).

        "Parent Common Stock" means common stock of Parent, par value $.001 per share.

        "Parent Material Adverse Effect" means an effect that is or would reasonably be expected to be materially adverse: (i) to the business, results of operation, financial condition or prospects of Parent and its subsidiaries, considered as a whole, or (ii) to Parent's ability to perform any of its material obligations under this Agreement or to consummate the Merger.

        "Pension Plan" means as defined in Section 4.20.

        "Product Liability" means any liability, claim or expense (including attorneys' fees) arising in whole or in part out of a breach of any product warranty (whether express or implied), strict liability in tort, negligent manufacture of product, negligent provision of services, product recall, or any other liability, claim or expense arising from the manufacturing, packaging, labeling (including instructions for use), marketing, or sale of products.

        "Purchase Consideration" consists of (x) certificates representing the Aggregate Share Number of Parent Common Stock, and (y) cash in an amount equal to the Aggregate Cash Consideration.

        "Registration Rights Agreement" means the Registration Rights Agreement referenced in Section 6.5.

        "Regulated Products" means as defined in Section 4.8.

        "SEC" means the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Shareholders" means the record holders of the Company Common Stock.



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        "Shareholder Consideration" means as defined in Section 2.3(a).

        "Shareholders' Representative" means Michael S. Miele, or his successor acting as attorney-in-fact for the Company Shareholders pursuant to Section 8.13.

        "Subsidiary" means any corporation, limited liability company or other legal entity in which the Company, directly or indirectly, owns at least 20% of the outstanding stock, membership or other equity interests.

        "Surviving Corporation" means as defined in Section 2.1.

        "Surviving Corporation Common Stock" means as defined in Section 2.3(d).

        "Taxes" means all taxes, penalties, interest, fines, duties, withholdings, assessments, and charges assessed or imposed by any federal, state, local or foreign governmental authority , including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes (together with any interest, penalties and additions to tax imposed with respect thereto). "Tax" shall also include any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability under any tax allocation, tax sharing, tax indemnity or similar agreement, including any liability for Taxes of a predecessor entity.



        "Third Party Expenses" means as defined in Section 6.3.

        "Warrants" means as defined in Section 2.7(c).

        "Welfare Plan" means as defined in Section 4.20.

        1.2. Definitional Provisions.

                (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

                (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

                (c) References to the "knowledge" of the Company shall refer to the actual knowledge of any of the Company's officers or director level employees or members of its Board of Directors or the knowledge which any such person would reasonably be expected to have assuming reasonable inquiry.

                (d) References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an



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"Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

                (e) The term "person" includes any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or government or any department or agency thereof.

                                    ARTICLE 2
                        THE MERGER; CONVERSION OF SHARES

        2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2 hereof), Merger Subsidiary shall be merged with and into the Company in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), whereupon the separate corporate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, and franchises and be subject to all the restrictions, disabilities, and duties of the Company and Merger Subsidiary, all as more fully described in the DGCL.

        2.2. Effective Time. On the Closing Date (as defined in Section 3.1), the Company will file, or cause to be filed, with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL, a Certificate of Merger for the Merger, which Certificate shall be in the form required by and executed in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time such filing is made or, if agreed to by Parent and the Company, such later time or date set forth in the Certificate of Merger (the "Effective Time").

        2.3. Conversion of Shares. By virtue of the Merger and without any action on the part of the Company, Parent, Merger Subsidiary or Company
Shareholder:

                (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for shares referred to in Section 2.3(b) hereof) shall be converted, subject to Section 2.4(e) and Article 8, into the right to receive (i) at the Effective Time (x) 1.1125 shares of Parent Common Stock, plus (y) the quotient of $4,666,000 divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (ii) from time to time after the Effective Time, the Additional Cash Consideration (if any) divided by the Diluted Company Share Amount (collectively, the "Shareholder Consideration").

                (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held in the treasury of the Company or is then owned beneficially or of record by Parent, Merger Subsidiary, or any direct or indirect wholly owned subsidiary of Parent or the Company shall be canceled in accordance with applicable laws without payment of any consideration therefor and without any conversion thereof.

                (c) Except as set forth in Section 2.6, each share of any other class of capital stock of the Company (other than Company Common Stock), and any debt or other securities convertible into or excisable for the purchase of capital stock of the Company, issued and



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outstanding immediately prior to the Effective Time shall be canceled without payment of any consideration therefor and without any conversion thereof.

                (d) Each share of common stock of Merger Subsidiary, par value $.01 per share ("Merger Subsidiary Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation, par value $.01 per share ("Surviving Corporation Common Stock").

                (e) No fractional shares of Parent Common Stock shall be issued to a Company Shareholder in connection with the Merger. In lieu of any fractional share of Parent Common Stock, Parent shall pay such Company Shareholder cash in lieu of the fractional interest in accordance with Section 2.4(e).

        2.4. Purchase Consideration; Exchange of Company Common Stock.

                (a) On the Closing Date, the Parent shall, upon surrender of the Company Certificates for cancellation, distribute:

                        (i) to holders of shares of Company Common Stock (x) one or more certificates representing 90% of the number of shares of Parent Common Stock (rounded down to the nearest whole share) into which the shares represented by the Company Certificate(s) shall have been converted pursuant to
Section 2.3(a), (y) bank checks in the amount of 90% of each holder's portion of the Aggregate Cash Consideration (as determined pursuant to Section 2.3(a)) excluding any Additional Consideration (if any), and (z) any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(b) with respect to such 90% amount;

                        (ii) to the holders of Existing Options other than Michael S. Miele, Richard Sweeney and James W. Tiepel, bank checks in the amount of 100% of each Existing Option holder's portion of the Aggregate Cash Consideration (as determined pursuant to Section 2.6(c)) excluding any Additional Consideration (if any);

                        (iii) to Michael S. Miele, Richard Sweeney and James W. Tiepel, bank checks in amounts equal $91,331, $280,781 and $139,686, respectively, for their respective portion of the Aggregate Cash Consideration (as determined pursuant to Section 2.6 (c)) excluding any Additional Consideration (if any); and

                        (iv) to the Escrow Agent pursuant to the Escrow Agreement, (x) one or more certificates representing 10% of the number of shares of Parent Common Stock (rounded down to the nearest whole share) into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 2.3(a), (y) a bank check in the amount of 10% of the Aggregate Cash Consideration excluding any Additional Consideration (if any),
(z) any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(b) with respect to such 10% amount, and (aa) bank checks in the amount of $61, 444, $37,501 and $19,455 representing, respectively, the escrowed portion of the Aggregate Cash Consideration (as determined pursuant to Section 2.6(c)), excluding any Additional Cash Consideration, payable to Michael
S. Miele, Richard Sweeney and James W. Tiepel.



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        From time to time after the Closing as, if and when it is generated, the
Company shall distribute:

                        (i) to holders of shares of Company Common Stock bank checks in the amount of 90% of each holder's portion of any Additional Consideration (as determined pursuant to Section 2.3(a));

                        (ii) to the holders of Existing Options, bank checks in the amount of 90% of each Existing Option holder's portion of any Additional Consideration (as determined pursuant to Section 2.6 (c)); and

                        (iii) to the Escrow Agent pursuant to the Escrow Agreement, a bank check in the amount of 10% of any Additional Consideration.

        The Company Certificate(s) so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition to the issuance of Merger Shares that the Company Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (i) pay to the Parent's stock transfer agent (the "Exchange Agent") any transfer or other taxes required or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                (b) The Company Shareholders will be entitled to 90% of any dividends or other distributions pertaining to the Parent Common Stock into which their Company Common Stock has been converted pursuant to Section 2.3(a) that becomes payable to persons who are holders of record of Parent Common Stock as of a record date after the Effective Time. The remaining 10% of the amount of any such dividends or other distributions described in the immediately preceding sentence shall be deposited with the Escrow Agent and shall be included in the Escrow Fund. The Company Shareholders will not be entitled, however, to dividends or other distributions that become payable before or after the Effective Time to persons who were holders of record of Parent Common Stock as of a record date that is prior to the Effective Time.

                (c) All certificates evidencing shares of Parent Common Stock that are issued upon the surrender for exchange of Company Certificates in accordance with the terms hereof, together with any cash paid for fractional shares pursuant to Section 2.4(e) hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by the surrendered Company Certificates.

                (d) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 2. As of the Effective Time, the Company Shareholders shall cease to have any rights as shareholders of the Company, except such rights, if any, as they may have pursuant to the DGCL or this Agreement. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate shall, after



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the Effective Time, represent for all purposes only the right, subject to
Article 8 hereof, to receive a certificate or certificates evidencing the number of whole shares of Parent Common Stock into which the shares of Company Common Stock shall have been converted pursuant to the Merger as provided in Section 2.3(a) hereof, the right to receive the cash value of any fraction of a share of Parent Common Stock as provided in Section 2.4(e) hereof, and the right to receive any other aspects of the Shareholder Consideration as provided in
Section 2.3(a).

                (e) No fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued in connection with the Merger, no dividend or other distribution of Parent shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent. All fractional shares of Parent Common Stock to which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple Company Certificates of such holder are submitted together to the Parent. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Parent shall pay to each holder of shares of Company Common Stock who otherwise would be entitled to receive such fractional share of Parent Common Stock an amount of cash (without interest) determined by multiplying (i) the Average Market Price, by (ii) the fractional share of Parent Common Stock to which such holder would otherwise be entitled.

                (f) In the event any Company Certificates shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in respect of such lost, stolen, or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, and dividends or other distributions, if any, as may be required pursuant to this Article 2; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Company Certificate to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to such Company Certificate alleged to have been lost, stolen, or destroyed.

        2.5. Exchange of Merger Subsidiary Common Stock. From and after the Effective Time, each outstanding certificate previously representing shares of Merger Subsidiary Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Merger Subsidiary Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate or certificates representing such shares of Surviving Corporation Stock in exchange for the certificate or certificates that formerly represented shares of Merger Subsidiary Common Stock, which shall be canceled.

        2.6. Stock Options.

                (a) Each option to purchase shares of Company Common Stock that is outstanding at the Effective Time (including the Existing Options and the New Options), whether or not exercisable and whether or not vested (a "Company Option"), shall, without any action on the part of the Company or the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such Company Option, would be such a corporation were Section 424 of the Code applicable to such Company Option. From and after the Effective Time, all references to the Company in the Company Options shall be deemed to refer to Parent. The Company Options assumed by Parent shall be exercisable upon the same terms and conditions as under the Company Options (including provisions regarding vesting and the acceleration thereof) except that (i) such Existing Options or New Options, as the case may be, shall entitle the holder to purchase from Parent the number of shares of Parent Common Stock (rounded down to the nearest whole number of such shares) that equals the product of the Conversion Ratio multiplied by the number of shares of Company Common Stock subject to such Existing Option or New Option, as the case may be, immediately prior to the Effective Time, (ii) the option exercise price per share of Parent Common Stock shall be an amount (rounded up to the nearest full cent) equal to (y) the option exercise price per share of such Existing Option or New Option, as the case may be, immediately prior to the Effective Time, divided by (z) the Conversion Ratio, and (iii) the Company Options shall vest to the extent required pursuant to the current terms of such Company Options or other agreements as described in Section 2.6(a) of the Company Disclosure Schedule. Except to the extent required pursuant to the current terms of such Company Options or other agreements as described in
Section 2.6(c) of the Company Disclosure Schedule, the Company shall not take any action to accelerate the vesting of any Company Options. The New Options assumed by the Parent shall, to the extent permitted under law, maintain their status as "incentive stock options.".

                (b) Prior to the Closing, the Company shall grant the New Options to the individuals set forth on EXHIBIT D attached hereto in the respective amounts and at the exercise price per share set forth opposite such individual's name. The other terms and conditions of the New Options shall be set forth in an incentive stock option agreement, in a form mutually acceptable to the Company and Parent.

                (c) In addition to and not in limitation of the foregoing, each holder of an Existing Option to purchase one share of Company Common Stock shall be entitled to receive for each such option cash (i) at the Effective Time in an amount equal to the quotient of (x) $1,184,000 divided by (y) the Existing Options, and (ii) from time to time after the Effective Time, the quotient of
(x) the Additional Cash Consideration (if any), divided by (y) the Diluted Company Share Amount (collectively, the "Optionee Consideration").

                (d) On the Effective Time, Parent shall issue to each holder of a Company Option a written instrument informing such holder of the assumption by Parent of such Company Option. As soon as practicable after the Effective Time, but in no event to exceed thirty (30) days from the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock subject to the Company Options and shall use commercially reasonable efforts to maintain such registration statement (or any successor form), including the current status of any related prospectus or prospectuses, for so long as the Company Options remain outstanding. In addition, Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock subject to Company Options to be listed on the Nasdaq and such other exchanges as Parent shall determine. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options pursuant to the terms set forth in this Section 2.6. Parent shall comply with the terms of the Company Option Plan (as defined in Section 4.4) and use commercially reasonable efforts to cause those Company Options that qualified as incentive stock options prior to the Effective Time to continue to qualify as incentive stock options immediately after the Effective Time.

        2.7. Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

        2.8. Bylaws of the Surviving Corporation. The Bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall, subject to Section 6.15, be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

        2.9. Directors of the Surviving Corporation and Parent. The directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors shall be duly elected and qualified. Michael S. Miele shall be appointed to the Board of Directors of the Parent as of the Closing Date and shall serve in accordance with Parent's Certificate of Incorporation and ByLaws, as the same may be amended from time to time.

        2.10. Assignment of Escrow Interests. No portion of the Company Shareholders' rights or interest in the Escrow Shares may be sold, assigned, pledged or otherwise transferred; provided that such rights or interest of the Company Shareholders may be transferred by will, by the laws of intestate succession, or by operation of law.

                                    ARTICLE 3
                                     CLOSING

        3.1. Time and Place. The closing of the Merger (the "Closing") shall take place at 11:00 a.m., local time, on the date hereof or on such other date and/or at such other time as Parent and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date." The Closing shall take place by telecopy exchange of signature pages with originals to follow by overnight delivery, or in such other manner or at such place as the parties hereto may agree.

        3.2. Filings at the Closing. At the Closing, the Company shall cause the Certificate of Merger to be filed in accordance with Section 2.2, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in a document of even date herewith and concurrently delivered herewith (the "Company Disclosure Schedule") (for purposes of which, disclosures in a particular section of the Company Disclosure Schedule shall be deemed to relate only to the corresponding numbered section of this Article 4 and to such other sections of this Article 4 to which the applicability of such disclosure is reasonably apparent), the Company hereby makes the following representations and warranties to Parent and Merger Subsidiary:

        4.1. Listing of Certain Assets and Data.

                (a) Real Property. Section 4.1A of the Company Disclosure Schedule sets forth a description of all real property owned, leased or subject to option, of record or beneficially, by the Company or otherwise used by the Company in the conduct of its business. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of the purchase agreements, leases, or options relating to such real property.

                (b) Equipment. Section 4.1B of the Company Disclosure Schedule sets forth a list of all material items of machinery, equipment, tools and dies, furniture, fixtures, spare parts, vehicles and other similar property and assets owned, leased or otherwise used by the Company, specifically identifying and describing, those items with an original cost to, or total lease payments by, the Company in excess of $5,000, setting forth with respect to all such listed property a summary description of all Liens relating thereto (other than liens for taxes due but not yet payable), identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all currently effective leases, conditional sales agreements or other similar documents concerning the items listed in
Section 4.1B of the Company Disclosure Schedule.

                (c) Patents, Trademarks, Formulas, Etc. Section 4.1C of the Company Disclosure Schedule sets forth a list of all of the Company's patents, trade names, trademarks, service marks, material copyrights, and applications or registrations for any of the foregoing including those which are owned by or licensed to the Company, and any licenses pursuant to which any of the foregoing is used. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all issuances, registrations, applications and certificates regarding such intellectual property, true and complete copies of all contracts with employees or others relating in whole or in part to disclosure, assignment or patenting of inventions or discoveries, confidential or proprietary information, product formulas or other categories of know-how, and true and complete copies of all patent, trademark, trade name, copyright, trade secret or other intellectual property licenses granted at any time by or to the Company.

                (d) Certain Leases, Agreements, Etc. Section 4.1D of the Company Disclosure Schedule sets forth a list (including, in the case of oral arrangements, a written description of all material terms thereof) of each lease, contract, agreement or other commitment, written or otherwise, to which the Company is a party (other than leases, contracts, agreements or commitments furnished pursuant to other paragraphs of this Section 4.1) and which is in any way not yet fully performed, involving:

                        (i) The purchase of any services, raw materials, supplies or equipment, exclusive of (x) purchase orders for the purchase of products or services required in the ordinary course of business involving payment of less than $5,000 per quarter or an aggregate of less than $20,000, and (y) purchase orders not in the ordinary course of business involving payment of less than $3,000 individually or $5,000 in the aggregate for similar items;

                        (ii) The sale of assets, products or services involving a value estimated at more than $5,000 or any contract for provision of service warranties, sales credits, product returns, or discounts, warehouse allowances, advertising allowances or promotional services; or

                        (iii) any distributor or sales representative or similar broker, dealer or agent of the Company's products.

        Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all written agreements identified in Section 4.1D of the Company Disclosure Schedule.

                (e) Permits, Licenses, Etc. Section 4.1E of the Company Disclosure Schedule sets forth a list of all permits, licenses, approvals or similar permissions, including those involving the FDA or similar state or foreign agencies, held by the Company or by any distributor, sales representative or similar broker, dealer or agent of the Company's products. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all permits, licenses, approvals or other documents identified in Section 4.1E of the Company Disclosure Schedule.

                (f) Banks and Depositories. Section 4.1F of the Company Disclosure Schedule sets forth a list of each bank, broker or other depository with which the Company has an account or safe deposit box, the names and numbers of such accounts or boxes and the names of all persons authorized to draw or execute transactions on such accounts.

                (g) Loans and Credit Agreements, Etc. Section 4.1G of the Company Disclosure Schedule sets forth a list of all outstanding mortgages, promissory notes, evidences of indebtedness, deeds of trust, indentures, loan or credit agreements or similar instruments for money borrowed, excluding normal trade credit, to which the Company is a party (as lender or borrower), written or otherwise, and all amendments or modifications, if any, thereof. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all documents identified in Section 4.1G of the Company Disclosure Schedule.

                (h) Insurance Policies and Claims. Section 4.1H of the Company Disclosure Schedule sets forth a list, including the term and coverages thereof, of all policies of insurance currently maintained by the Company with respect to the Company and covering its officers, directors, employees, agents, properties, buildings, machinery, equipment, furniture, fixtures or operations (other than insurance contracts described in Section 4.1(j) below) and a description of each claim made by the Company, under any such policy of insurance since the initial incorporation of the Company, describing such claim and the amount thereof. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all policies of insurance identified in Section 4.1H of the Company Disclosure Schedule, and true and complete copies of all documentation regarding claims made thereunder.

                (i) Certain Employees. Section 4.1I of the Company Disclosure Schedule sets forth (i) the name, title and current annual salary or compensation rate of each director, officer, employee or consultant of the Company, together with a summary of the bonuses, additional compensation and other benefits, if any, paid or payable to such persons as of the date hereof or in the future; (ii) the name of each individual who is scheduled to commence employment with the

Company after the Effective Time and the scheduled starting date of such employment, and (iii) the names of all former employees of the Company whose employment has terminated either voluntarily or involuntarily during the preceding twelve-month period.

                (j) Employee Plans. Section 4.1J of the Company Disclosure Schedule sets forth a list of all Employee Plans and any related insurance contracts and trust and custodial agreements. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all documents listed in Section 4.1J of the Company Disclosure Schedule.

                (k) Powers of Attorney. Section 4.1K of the Company Disclosure Schedule sets forth the names of all persons, if any, holding powers of attorney from the Company and a description of the scope of each such power of attorney.

                (l) Taxes. Section 4.1L of the Company Disclosure Schedule sets forth a list of (i) all tax, assessment or information reports and returns filed by or on behalf of the Company with any jurisdiction since the initial incorporation of the Company and (ii) a list of all tax or assessment elections of the Company in effect. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all documents listed in Section 4.1L of the Company Disclosure Schedule and all material correspondence to or from taxing authorities since the initial incorporation of the Company.

        4.2. Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The Company is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The jurisdictions in which the Company is incorporated are listed in the Company Disclosure Schedule. The Company has heretofore delivered or made available to Parent or its legal advisers complete and accurate copies of the Certificate of Incorporation, Bylaws and other governing instruments of the Company, as currently in effect, and of the organizational documents and agreements defining the rights of the Company with respect to any material joint ventures, partnerships or other business in which the Company owns a less-than-20% interest. Except as listed in the Company Disclosure Schedule, the Company, directly or indirectly, does not own or control or have any equity, partnership, or other ownership interest in any corporation, partnership, joint venture, or other business association or entity.

        4.3. Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company's Board of Directors and shareholders, no other action of the Company's Board of Directors or corporate proceeding on the part of the Company is necessary to authorize this Agreement, and no other action of the Company's Board of Directors or corporate action on the part of the Company is necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

        4.4. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 3,000,000 shares of Company Common Stock, par value $0.01 per share, of which 1,040,000 shares are issued and outstanding and no shares are held in the Company's treasury. All issued and outstanding shares of Company Common Stock have been validly issued, are fully paid and nonassessable, and have not been issued in violation of and are not currently subject to any preemptive rights. Except for options to purchase an aggregate 1,422,500 shares of Company Common Stock granted pursuant to the Company's Stock Compensation Program (the "Company Option Plan"), as of the date of this Agreement, there are not any outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements, or any other agreements of any character to which the Company is a party that, directly or indirectly, (a) obligate the Company to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (b) call for or relate to the sale, pledge, transfer, or other disposition or encumbrance by the Company of any shares of its capital stock, or
(c) to the knowledge of the Company, relate to the voting or control of such capital stock. The Company Disclosure Schedule sets forth a complete and accurate list of all Company Stock Purchase Rights, including the name of the holder, the date of grant, acquisition price, number of shares, exercisability schedule, and, in the case of options, the type of option under the Code. No consent of holders or participants under the Company Option Plan is required to carry out the provisions of Section 2.6. All actions, if any, required on the part of the Company under the Company Option Plan to allow for the treatment of Company Options as is provided in Section 2.6, have been validly taken by the Company.

        4.5. Financial Statements. The Company Disclosure Schedule includes a true and complete copy of (i) the Company's audited financial statements for the year ended December 31, 1999 (the "Annual Financial Statements"; the balance sheet included therein referred to as the "Annual Balance Sheet"), and (ii) the Company's unaudited financial statements for the eight-month period ended August 31, 2000 (the "Interim Financial Statements"; the balance sheet included therein referred to as the "Interim Balance Sheet") (the Annual Financial Statements and the Interim Financial Statements together referred to as the "Company Financial Statements"). The Company Financial Statements: (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except that the Interim Financial Statements do not contain a comparison to the prior fiscal year for the period covered by such Interim Financial Statements or footnotes and otherwise as may be indicated therein) subject, in the case of unaudited interim financial statements, to the absence of notes and to year-end adjustments, (ii) fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the income, cash flows, and changes in stockholders' equity for the periods involved, except as otherwise noted therein (subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that were not and are not expected to have a Company Material Adverse Effect). The statements of earnings included in the Company Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business required to be disclosed separately in accordance with GAAP, except as expressly specified in the applicable statement of operations or notes thereto. The books of account of the Company accurately reflect in all material respects the Company's items of income and expense and all assets and liabilities and accruals which properly should have been reflected therein in accordance with GAAP consistently applied throughout the periods covered thereby except as disclosed in the Company Financial Statements.

        4.6. Absence of Undisclosed Liabilities. There are no debts, liabilities, or claims against the Company, or, to the knowledge of the Company, legal basis therefor, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, including, but not limited to, liabilities on account of taxes, other governmental charges, duties, penalties, interest or fines, which are required to be included in a balance sheet in accordance with GAAP, except (i) liabilities or obligations that are accrued or reserved against in the Interim Balance Sheet and (ii) liabilities incurred since June 30, 2000 in the ordinary course of business and of a type and in an amount consistent with past practice and not in excess of $50,000.

        4.7. Consents and Approvals. Except for (i) any applicable requirements of the Securities Act, state securities laws, and (ii) the filing and recordation of appropriate merger documents as required by the DGCL, the authorization and approval by the Company's Board of Directors and the execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Certificate of Incorporation or Bylaws of the Company; (b) violate any statute, law, rule, regulation, order, or decree of any federal, state, local, or foreign governmental or regulatory body or authority (a "Governmental Body") or any nongovernmental self-regulatory agency by which the Company or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent, or approval to be obtained from any Governmental Body or any nongovernmental self-regulatory agency; or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of the Company under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company is a party, or by which it or any of its properties or assets may be bound, other than any violation, breach, default, loss, termination, cancellation, increased payments, acceleration or Lien which would not have a Company Material Adverse Effect. Section 4.7 of the Company Disclosure Schedule lists each note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company is a party, or by which it or any of its properties or assets may be bound, under or with respect to which the transactions contemplated by this Agreement will result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of the Company.

        4.8. Compliance with Laws. The Company is not in default or violation of any applicable federal, state, local, or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, or other similar items of any court or other Governmental Body (and including those of any nongovernmental self-regulatory agency and including environmental laws or regulations) other than any default or violation that would not have a Company Material Adverse Effect. The Company has timely filed or otherwise provided all registrations, reports, data, and other information and applications with respect to its medical device, pharmaceutical, consumer, health care, and other governmentally regulated products (the "Regulated Products") required to be filed with or otherwise provided to any Governmental Body with jurisdiction over the manufacture, use, or sale of the Regulated Products, has complied with all applicable requirements of any Governmental Body with respect to the Regulated Products, and all regulatory licenses or approvals in respect thereof are in full force and effect.

        4.9. Litigation. There are no claims, actions, suits, proceedings, investigations or reviews of any kind, pending or, to the knowledge of the Company, threatened in writing, against the Company or any asset or property of the Company.

        4.10. Absence of Material Adverse Changes. Except as reflected in the Interim Financial Statements, since December 31, 1999, there has not been any
(a) Company Material Adverse Effect, other than any changes relating to U.S. and foreign economic and political conditions in general and events affecting the health care industry generally; (b) damage, destruction, or loss, not covered by insurance, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or (c) material change by the Company in accounting methods or principles used for financial reporting purposes, except as required by a change in applicable law or GAAP and concurred with by the Company's independent public accountants.

        4.11. Taxes. The Company has filed, or has obtained extensions to file (which extensions have not expired without filing), all state, local, United States, foreign, or other Tax reports and returns required to be filed by it. The Company as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld. The Company has duly paid, or accrued on its books of account, all Taxes (including estimated taxes) shown as due on such reports and returns (or such extension requests), or assessed against it, other than Taxes being contested in good faith in proper proceedings. The liabilities and reserves for Taxes reflected on the Annual Balance Sheet or the Interim Balance Sheet are adequate to cover all Taxes payable by the Company for all taxable periods and portions thereof ending on or before the dates thereof. The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax. To the Company's knowledge, no Tax audits are pending against and no claims for Taxes have been received in writing by the Company. The Company has, with regard to any assets or property held, acquired or to be acquired by the Company, filed a consent to the application of Section 341(f)(2) of the Code. The Company has been an S corporation within the meaning of Section 1361 of the Code since its formation. The Company has maintained its books and records and filed its tax returns on the accrual method of accounting since its formation.

        4.12. Contracts. Section 4.12 of this Company Disclosure Schedule lists (to the extent not listed in Sections 4.1B, 4.1C, 4.1D, or 4.1G of the Company Disclosure Schedule) and the Company has heretofore furnished to Parent complete and accurate copies of (or, if oral, the Company Disclosure Schedule states all material provisions of), (a) every employment, consulting, severance or change of control agreement, obligation or arrangement for the benefit of any director, officer, employee, other person or shareholder of the Company or any affiliate thereof in effect as of the date of this Agreement to which the Company is a party or by which the Company or any of its properties or assets is bound, (b) every contract with material consultants in effect as of the date of this Agreement to which the Company is a party or by which the Company or any of its properties or assets is bound, and (c) every contract, agreement, or understanding to which the Company is a party that would reasonably be expected to involve payments by or to the Company in excess of $50,000 during the Company's current 2000 fiscal year or in excess of $100,000 in the aggregate during the Company's 2000, 2001 and 2002 fiscal years or that is material and was not made in the ordinary course of business. The Company has performed all material obligations required to be performed by it and is not in default in any material respect under any lease, contract, mortgage, promissory note, evidence of indebtedness or other agreement or commitment to which the Company is a party or by which the Company is bound, and, to the knowledge of the Company, the same are in full force and effect on the date hereof and valid and enforceable by the Company in accordance with their respective terms except as may be limited by laws affecting creditors' rights generally or by judicial limitations on the right to specific performance or other equitable remedies. As of the date of this Agreement, the Company is not a party to any contract, plan, agreement, understanding, arrangement or obligation (i) that restricts the Company's, or after the Merger would restrict the Surviving Corporation's or Parent's, ability to conduct any line of business, or (ii) that imposes on the Company material obligations (including, without limitation, to pay material milestone payments or material license fees) not reflected in the Company Financial Statements.

        4.13. Intellectual Property Rights. The Company owns, free and clear of any Lien, or is licensed to use, all Intellectual Property used in or necessary to the conduct of the Company's business (the "Company Intellectual Property"). No claim has been asserted or, to the knowledge of the Company, threatened in writing by any person, with respect to the use of the Company Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto. Neither the use of the Company Intellectual Property by the Company in the present conduct of its business nor any product or service of the Company infringes on the valid intellectual property rights of any person. All Company Intellectual Property listed in the Company Disclosure Schedule has the status indicated therein and, unless provided otherwise, all applications are still pending in good standing and have not been abandoned. The Company Intellectual Property is valid and has not been challenged in any judicial or administrative proceeding. To the knowledge of the Company, no person or entity nor such person's or entity's business or products has infringed, or misappropriated any Company Intellectual Property, or currently is infringing, or misappropriating any Company Intellectual Property. To the Company's knowledge, no employee or consultant of the Company is subject to or otherwise restricted by any employment, nondisclosure, assignment of inventions, nonsolicitation of employees or noncompetition agreement between such employee or consultant and a third party that has been violated or will be violated as a result of the Merger. All employees and consultants of the Company have signed a confidentiality and assignment of inventions agreement, true and correct copies of which have been delivered to Parent.

        4.14. Assets. The material fixtures, equipment, facilities and operating assets of the Company listed on SCHEDULE 4.14 are suitable for the uses for which intended, free from defects and in good operating condition (ordinary wear and tear excepted) in all material respects. The Company has not deferred maintenance with respect to any of such assets. To the Company's knowledge, all improvements and modifications of such facilities by the Company, the Company's uses of such facilities and all such facilities and their uses conform to applicable zoning and building laws. The Company has good, marketable and insurable title to, or, in the case of leases, valid and subsisting leasehold interests in, all assets that are reflected on the books and records of the Company or are used in the operations of the Company, free and clear of any Liens except Liens for current taxes or assessments not yet due and payable.

        4.15. Accounts Receivable. All accounts and notes receivable shown on
SCHEDULE 4.15 are bona fide and arose in the ordinary course of business and, except to the extent already paid, to the Company's knowledge, are valid and collectible obligations owing to the Company, not subject to any defenses or set-offs. The Company has no notes or accounts receivable due to the Company from any director, officer or shareholder.

        4.16. Warranties. All products manufactured or sold, and all services provided, by the Company have complied, and are in compliance, in all material respects with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and with all applicable governmental, trade association or regulatory specifications therefor or applicable thereto. The terms of the Company's product and service warranties and product return, discount, demo sales and credit policies are set forth in Section 4.16 of the Company Disclosure Schedule.

        4.17. Insurance Policies. All policies of insurance listed in Section 4.1H of the Company Disclosure Schedule are in full force and effect, have been issued for the benefit of the Company by properly licensed reputable insurance carriers, are to the Company's knowledge adequate, and are customary for the assets, business and operations of the Company. The Company has promptly and properly notified its insurance carriers of any and all claims known to it with respect to its operations or products for which it is insured.

        4.18. Labor Agreements. The Company is not a party to any collective bargaining agreement with any labor organization. The Company has not committed any unfair labor practice. There is not currently pending or, to the knowledge of the Company, threatened a demand for recognition from any labor union with respect to, and the Company has no knowledge of any attempt that has been made or is being made to organize, any of the persons employed by the Company. There is no strike, slow-down, work stoppage or lockout, or to the Company's knowledge any threat thereof, by or with respect to any of the employees of the Company. To the Company's knowledge, there is no strike, slow-down, work stoppage or lockout, or any threat thereof, by or with respect to any supplier of the Company which has had, or could reasonably be expected to have, a Company Materially Adverse Effect.

        4.19. Benefit Plans.

                (a) The Company does not currently sponsor, maintain, or contribute to, and has not, within the past five years, sponsored, maintained, or contributed to or been required to contribute to, any "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of ERISA, including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA.

                (b) The Company does not sponsor, maintain, contribute to, or has not, within the past five years, sponsored, maintained, or contributed to or been required to contribute to, any Pension Plan that is subject to Title IV of ERISA.

                (c) The Company does not sponsor, maintain, or contribute to any "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in
Section 3(1) of ERISA, whether insured or otherwise. The Company has not established or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                (d) Except as set forth in Sections 4.1I or 4.1J of the Company Disclosure Schedule, the Company does not currently maintain or contribute to any oral or written bonus, profit-sharing, compensation (incentive or otherwise), commission, stock option, or other stock-based compensation, retirement, severance, change of control, vacation, sick or parental leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance, or other benefit or welfare or other similar plan, policy, agreement, trust, fund, or arrangement providing for the remuneration or benefit of all or any employees, directors or any other person, that is neither a Pension Plan nor a Welfare Plan (collectively, the "Compensation Plans").

                (e) With respect to the Compensation Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company would be subject to any liability under the terms of such Plans (other than the payment of benefits thereunder), ERISA, the Code or any other applicable law that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                (f) The IRS has issued favorable determination letters with respect to all Company and Subsidiary Pension Plans that are intended to be qualified under Section 401(a) of the Code. The Company has provided or made available to Parent summaries of all Pension Plans, Welfare Plans, Compensation Plans, and related agreements, and complete and accurate copies of all annual reports (Form 5500), favorable determination letters, current summary plan descriptions, and all employee handbooks or manuals.

                (g) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Compensation Plan, or other arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligation to fund benefits. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Compensation Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

        4.20. Contracts with Related Parties. There are no agreements or contracts between the Company and any officer, director, or shareholder of the Company or any entity in which any such officer, director or shareholder owns a more than five percent (5%) equity interest.

        4.21. Business and Marketing Plans. The Company has made available to Parent, all material methods, plans or marketing programs employed by the Company in connection with its business.

        4.22. Absence of Certain Business Practices. To the Company's knowledge, neither the Company nor any officer, employee or agent of the Company nor any other person acting on their behalf, has directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) in violation of any applicable law or regulation.

        4.23. Minute Books. The Company has previously made available to Parent or its representatives all of its minutes of meetings of and corporate actions or written consents by the shareholders, Boards of Directors, and committees of the Boards of Directors of the Company.

        4.24. No Finders. No act of the Company has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein.

        4.25. Disclosure. Without limitation of the representations and warranties contained in this Article 4, no representation or warranty by the Company in this Agreement, and no information disclosed in the Company Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES
                         OF PARENT AND MERGER SUBSIDIARY

        Except (i) as set forth in a document of even date herewith, referring specifically to the representations and warranties in this Agreement and identifying by section number each provision of this Agreement to which such disclosure relates (the "Parent Disclosure Schedule"), or (ii) as described or incorporated by reference in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 or in any other filing by Parent with the SEC filed after the date of filing such Form 10-K and prior to the date hereof, including Parent's filings on Form 10-Q for the three-month period ended March 31, 2000 and the six-month period ended June 30, 2000, Parent and

Merger Subsidiary hereby jointly and severally make the following representations and warranties to the Company:

        5.1. Organization. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Merger Subsidiary is a corporation duly organized and validly existing under the laws of the State of Delaware. Each of Parent and Merger Subsidiary has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as defined below). Parent has heretofore delivered or made available to the Company or its advisors complete and accurate copies of the Certificate of Incorporation and Bylaws of Parent, as currently in effect, and the Parent has heretofore delivered or made available to the Company or its advisors complete and accurate copies of the Certificate of Incorporation and Bylaws of the Merger Subsidiary, as currently in effect.

        5.2. Authorization. Each of Parent and Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Subsidiary of this Agreement and the other agreements contemplated hereby to which Parent or Merger Subsidiary is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Boards of Directors of Parent and Merger Subsidiary and by Parent as the sole shareholder of Merger Subsidiary, and no other action of Parent's or Merger Subsidiary's Boards of Directors or corporate proceeding on the part of Parent and Merger Subsidiary, and no vote, consent, or approval of Parent's shareholders, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Merger has been declared advisable by the Board of Directors of Merger Subsidiary. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Subsidiary and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

        5.3. Capitalization. As of September 30, 2000, the authorized capital stock of Parent consisted of (a) 15,000,0000 shares of Common Stock with a par value of $.001 per share, of which there were 13,706,532 shares issued and outstanding and no shares held in Parent's treasury. The authorized capital stock of Merger Subsidiary consists of 1,000 shares of Merger Subsidiary Common Stock, 100 of which are issued and outstanding and owned by Parent. All issued and outstanding shares of Parent Common Stock and Merger Subsidiary Common Stock are, and the shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 2 hereof shall be, at the time of issuance and delivery, validly issued, fully paid, nonassessable, and shall be free of any liens, claims or encumbrances other than certain repurchase rights of the Parent contained in the employment agreements and offer letters described in Section
6.10 and other restrictions arising from applicable securities laws. Following completion of the actions specified in Section 6.12, the shares of Parent Common Stock issuable upon the exercise of New Options and

Existing Options will be duly authorized and, upon the issuance thereof upon the due exercise of the New Options and Existing Options will be validly issued, fully paid, and nonassessable and shall be free of any liens, claims or encumbrances, other than certain repurchase rights of the Parent contained in the employment agreements and offer letters described in Section 6.10 and other than restrictions arising from applicable securities laws. The shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 2 hereof shall be registered under the Securities Act and duly listed for trading on the Nasdaq Stock Market, subject to official notice of issuance. Except for options to purchase an aggregate of 967,694 shares of Parent Common Stock granted pursuant to the Parent's 1995 Stock Plan and 1998 Equity Incentive Plan, as of the date of this Agreement, there are not any outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements, or any other agreements of any character to which the Parent is a party that, directly or indirectly, (a) obligate the Parent to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (b) call for or relate to the sale, pledge, transfer, or other disposition or encumbrance by the Parent of any shares of its capital stock.

        5.4. Consents and Approvals. Except for (i) any applicable requirements of the Securities Act, the Exchange Act, state securities laws, the Nasdaq, and
(ii) the filing and recordation of appropriate merger documents as required by the DGCL, the authorization and approval by Parent's and Merger Subsidiary's Boards of Directors, the taking of the actions described in Section 6.12, and the execution and delivery by Parent and Merger Subsidiary of this Agreement and the other agreements contemplated hereby to which Parent and Merger Subsidiary are parties, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Articles or Certificate of Incorporation or Bylaws of Parent or Merger Subsidiary; (b) violate any statute, law, rule, regulation, order, or decree of any Governmental Body or any nongovernmental self-regulatory agency by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent, or approval to be obtained from any Governmental Body or any nongovernmental self-regulatory agency; or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of Parent or its subsidiaries under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, or other instrument or obligation to which Parent or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound.

        5.5. Reports; Financial Statements; Absence of Changes. Parent has filed all forms, reports, registration statements, and documents required to be filed by it with the SEC since February 9, 2000 (such forms, reports, registration statements and documents, together with any amendments thereto, are referred to as the "Parent SEC Filings"). As of their respective dates, the Parent SEC Filings (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Parent SEC Filings (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), subject, in the case of unaudited interim financial statements, to the absence of notes and to year-end adjustments, (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects the consolidated financial position of Parent as of the dates thereof and the income, cash flows, and changes in shareholders' equity for the periods involved, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not expected to have a Parent Material Adverse Effect).

        5.6. Absence of Material Adverse Changes. Since September 30, 2000 through the date hereof, there has not occurred any event which could reasonably be expected to have a Parent Material Adverse Effect.

        5.7. No Finders. No act of Parent or Merger Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein.

        5.8. Compliance with Laws. Parent is not in material default or violation of any applicable federal, state, local, or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, or other similar items of any court or other Governmental Body (and including those of any nongovernmental self-regulatory agency and including environmental laws or regulations), other than any default or violation that would not have a Parent Material Adverse Effect. Parent has timely filed or otherwise provided all material registrations, reports, data, and other information and applications with respect to its medical device, pharmaceutical, consumer, health care, and other Regulated Products required to be filed or otherwise provided to any Governmental Body with jurisdiction over the manufacture, use, or sale of the Regulated Products, has complied with all material requirements of any Governmental Body with respect to the Required Products, and all regulatory licenses or approvals in respect thereof are in full force and effect, other than any failure to file, provide information, comply with the material requirements or obtain or maintain any regulatory licenses or approvals which would not have a Parent Material Adverse Effect.

        5.9 Disclosure. Without limitation of the representations and warranties contained in this Article 5, no representation or warranty by Parent or the Merger Subsidiary in this Agreement, and no information disclosed in the Parent Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE 6
                                    COVENANTS

        6.1. Consents. The Company will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of the Company or its Subsidiaries to promptly consummate the transactions contemplated hereby. Parent agrees to cooperate with the Company in connection with obtaining such approvals and consents. Parent will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of Parent to promptly consummate the transactions contemplated hereby. The Company agrees to cooperate with Parent in connection with obtaining such approvals and consents.

        6.2. Expenses. Each party will pay all costs and expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby, including, without limitation, all legal, accounting (including the fees associated with the financial audit of the Company performed at the request of Parent), investment banking, broker, financial advisory, consulting and all other fees and expenses of third parties (collectively the "Third Party Expenses"); provided, however, in the event that the Merger is consummated, Parent agrees to pay or reimburse the Company for those Third Party Expenses incurred by the Company up to $500,000.

        6.3. Further Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

        6.4. Registration Rights Agreement. Parent and the holders of Company Common Stock have executed and delivered as of the date hereof a Registration Rights Agreement in the form attached hereto as EXHIBIT E (the "Registration Rights Agreement").

        6.5. Nasdaq Listing Application. Parent shall prepare and submit to the Nasdaq a listing application for the Parent Common Stock to be issued in the Merger pursuant to Article 2 of this Agreement and pursuant to the Company Options assumed by Parent, and shall use its reasonable best efforts to obtain approval for the listing of such Parent Common Stock, subject to official notice to the Nasdaq of issuance. The Company shall cooperate with Parent in such listing application.

        6.6. Indemnification of Company Officers and Directors.

                (a) The Certificate of Incorporation and the bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification, payment of fees and expenses and exculpation from liability set forth in the Company's Certificate of Incorporation and bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or at any time prior to the Effective Time were directors, officers, employees or agents of the Company (for purposes of this Section 6.6, the "Indemnified Parties"), unless such modification is required by law. From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to each indemnification agreement that is described in Section 6.6 of the Company Disclosure Schedule and is in effect at the Effective Time. Parent shall guarantee the obligations of the Surviving Corporation with respect to the indemnification and payment of fees and expenses provisions contained in the Surviving Corporation's Certificate of Incorporation and bylaws and in the indemnification agreements that are described in Section
6.6 of the Company Disclosure Schedule and are in effect at the Effective Time with respect to acts occurring at or before the Effective Time (including the transactions contemplated by this Agreement).

                (b) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.7.

                (c) This Section 6.6 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

        6.7. Benefit Plans and Employee Matters.

                (a) From and after the Effective Time, Parent shall to the extent practicable cause the Surviving Corporation to provide employee benefits and programs to the Company's employees that, in the aggregate, are substantially comparable or more favorable, as a whole, than those in existence as of the date hereof and disclosed in writing to Parent prior to the date hereof; provided, however, that Parent shall not be obligated to provide benefits under Parent's 401(k) Plan that are substantially comparable or as favorable as those currently provided by the Company under its 401(k) Plan; and provided further that stock-based compensation shall be comparable to that offered by Parent and its subsidiaries generally. To the extent Parent satisfies its obligations under this Section by maintaining Company benefit plans, Parent shall not be required to include employees of the Company in Parent's benefit plans. From and after the Effective Time, Parent shall honor or cause the Surviving Corporation to honor, in accordance with their terms, all employment and severance agreements and all severance, incentive and bonus plans as in effect immediately prior to the Closing Date that are applicable to any current or former employees or directors of the Company or any of its Subsidiaries and that were disclosed to Parent prior to the date hereof.

                (b) To the extent that service is relevant for purposes of eligibility, level of participation, or vesting under any employee benefit plan, program or arrangement established or maintained by Parent, the Company or any of their respective subsidiaries, employees of the Company and its Subsidiaries shall be credited for service accrued or deemed accrued prior to the Effective Time with the Company or such Subsidiary, as the case may be. Under no circumstances shall employees receive credit for service accrued or deemed accrued prior to the Effective Time with the Company or such Subsidiary, as the case may be, for benefit accruals under any employee pension benefit plan (as defined by Section 3(2) of ERISA) or any retiree health plan.

        6.8. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

        6.9. Noncompetition Agreements. On the Closing Date, (i) Michael S. Miele shall execute and deliver to Parent a noncompetition agreement substantially in the form of EXHIBIT F(1), and (ii) each of Arthur Robb, Richard Sweeney, James W. Tiepel and Steven Brooks shall execute and deliver to Parent noncompetition agreements substantially in the form of EXHIBIT F(2).

        6.10. Employment Agreements. On the Closing Date, (i) Michael S. Miele shall execute and deliver to Parent an employment agreement substantially in the form of EXHIBIT G(1), and (ii) each of Arthur Robb, Richard Sweeney, James W. Tiepel and Steven Brooks shall execute and deliver to Parent offer letters substantially in the form of EXHIBIT G(2).

        6.11. Escrow Agreement. On the Closing Date, Parent, Merger Subsidiary, the Company, and the Shareholders' Representative shall enter into an Escrow Agreement substantially in the form of EXHIBIT H.

        6.12 Amendment of Articles of Incorporation and Stock Option Plan. As soon as practicable after the Closing Date, Parent shall call a Special meeting of its shareholders to seek their approval of (i) an increase in the amount of shares of Parent Common Stock available under Parent's 1998 Equity Incentive Plan from 3,000,000 shares to 6,500,000 shares, and (ii) the amendment of the Company's Articles of Incorporation to increase the number of shares of Parent Common Stock which Parent is authorized to issue from 15,000,000 shares to 150,000,000 shares.

                                    ARTICLE 7
                               CLOSING DELIVERIES

        7.1. Closing Deliveries of the Company. Simultaneously herewith, the Company shall deliver to the Purchaser:

                (a) the Company Certificates (or appropriate affidavits of loss of such Company Certificates), endorsed in blank or with accompanying stock powers duly executed by each Company Shareholder;

                (b) Non-Competition Agreements executed by the executives listed on Schedule 6.9;

                (c) employment agreements or offer letters executed by the persons listed on Schedule 6.10;

                (d) the Registration Rights Agreement executed by the holders of Company Common Stock immediately prior to the Effective Time; and

                (e) the Escrow Agreement executed by the Company and the Shareholders' Representative.

        7.2. Closing Deliveries of the Parent and Merger Subsidiary. Simultaneously herewith, the Parent shall deliver:

                (a) upon receipt by Parent of the Company Certificates, to each Company Shareholder such Company Shareholder's portion of the Shareholder Consideration as determined pursuant to Section 2.3(a) and to each holder of an Existing Option such holder's portion of the Optionee Consideration as determined pursuant to Section 2.6(c);

                (b) the Non-Competition Agreements contemplated in Section 6.9 hereof executed by the Parent;

                (c) the employment agreements and offer letters contemplated in
Section 6.10 hereof executed by the Parent;

                (d) the Registration Rights Agreement executed by the Parent;
and

                (e) the Escrow Agreement executed by the Parent and the Merger Subsidiary.

                (f) Inducement letters in a form reasonably satisfactory to the Company from the holders of at least a majority of the outstanding Parent Common Stock agreeing to vote their shares in favor of the proposals described in
Section 6.12.

                                    ARTICLE 8
                                 INDEMNIFICATION

        8.1. Escrow Fund; Survival.

                (a) On the Closing Date, the Escrow Shares shall be registered in the name of, and be deposited with, and cash in the amounts set forth in
Section 2.4 hereof shall be deposited with, Imperial Bank, as escrow agent (the "Escrow Agent"). Such deposit shall constitute the initial Escrow Fund and shall be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to indemnify, hold harmless and reimburse any Parent Indemnified Parties for any Damages indemnifiable under this Article 8 and as provided in the Escrow Agreement.

                (b) All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedules and any other certificate or document delivered pursuant to this Agreement shall survive until the earlier of
(i) the date of issuance of the first independent audit report after the Effective Time covering the consolidated results of Parent and the Surviving Corporation, or (ii) one year after the Effective Time (the "Survival Period"); provided, however, that the representation and warranty included herein regarding the Company's status as a Subchapter S corporation (the "S Corporation Representation") shall survive until the expiration of the applicable statute of limitations (the "S Corporation Survival Period"); provided further that the Parent shall not cause the Company to extend or waive any such statute of limitations without the prior written consent of the

Shareholder Representative. The Company Shareholders' obligations pursuant to this Article 8, with respect to representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedules and any other certificate or document delivered pursuant to this Agreement shall terminate upon expiration of the Survival Period; provided, however, that such obligations shall not terminate with respect to a (i) the Subchapter S Representation until the expiration of the S Corporation Survival Period, and (ii) a particular item as to which, before the expiration of the Survival Period or the S Corporation Survival Period, as applicable, Parent has made a claim by delivering a notice of such claim (in accordance with the terms of this Article and the Escrow Agreement) to the Shareholder Representative.

                (c) Parent's right to indemnification and Damages, or other remedy based on such representations, warranties, covenants and obligations, shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or Damages pursuant to this Article 8, or other remedy based on such representations, warranties, covenants, and obligations.

                (d) Notwithstanding anything herein to the contrary, the representations and warranties contained in Article 4 shall, for purposes of the Company Shareholders' obligations pursuant to this Article 8, be deemed to be made as of the date of this Agreement (except to the extent any such representation or warranty expressly speaks of an earlier date).

        8.2. Indemnification by Company Shareholders. The Company Shareholders shall severally and not jointly indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors, employees, shareholders, agents and representatives (collectively, the "Parent Indemnified Parties"), for, and shall pay to the Parent Indemnified Parties the amount of, any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising or resulting from or in connection with (i) any breach of any representation or warranty made by the Company in this Agreement or in any certificate delivered by the Company pursuant to this Agreement, (ii) any breach by the Company of any covenant or obligation of the Company in this Agreement, or (iii) aggregate Third Party Expenses in excess of $500,000.

        8.3. Limitations on Amount. The Company Shareholders shall not have liability for indemnification with respect to any matter described Section 8.2:
(i) unless and until the total amount of all Damages with respect to all such matters, taken together, exceeds $1,000,000, in which case each Parent Indemnified Party shall be entitled to indemnification for the entire amount of such Parent Indemnified Party's Damages, and (ii) for any Damages in the aggregate in excess of the Escrow Fund; provided, however, that this Section 8.3 shall not apply to any breach of the Company's representations and warranties of which the Company had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by the Company of any covenant or obligation, and the Company Shareholders shall be liable for all Damages with respect to such breaches, but in no event shall any Company Shareholder be liable for

Damages in excess of the consideration received by them pursuant to Section 2.3 net of taxes paid by the Company Shareholders on such consideration (the "Maximum Shareholder Liability").

        8.4. Payments to Parent. Any payment to be made to a Parent Indemnified Party pursuant to this Article 8 shall be made, at the option of the Shareholder Representative, in cash or shares of Parent Common Stock in accordance with the terms of the Escrow Agreement.

        8.5. Procedures for Indemnification. Parent agrees to give prompt notice to the Shareholder Representative of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Article; provided that the failure to give such notice shall not affect the rights of the Parent Indemnified Parties except to the extent the Company Shareholders are materially prejudiced by such failure. The notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If the Shareholder Representative admits responsibility for indemnification with respect to such claim, the Shareholder Representative shall be entitled to control the defense of any such suit, action or proceeding at his own expense. The Parent Indemnified Party shall cooperate with the Shareholder Representative in such defense; provided that the Parent Indemnified Party shall not be obligated to incur any out-of-pocket expenses except to the extent the Shareholder Representative agrees in writing to reimburse the Parent Indemnified Party for such expenses as they are incurred. The Company Shareholders shall not be liable for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnification may be sought hereunder; provided that such consent shall not be unreasonably withheld. Without the consent of Parent, which consent shall not be unreasonably withheld, the Shareholder Representative shall not settle any claim, litigation or proceeding in respect of which indemnity may be sought hereunder if such settlement involves an admission of liability or wrongdoing on the part of the Parent Indemnified Party, or a restriction on the operation of Parent's or the Parent Indemnified Party's business in the future or would materially adversely affect the Tax liability of the Parent Indemnified Party.

        8.6. Exclusive Remedy. The parties hereto acknowledge and agree that the provisions of this Article 8 with respect to indemnification shall be the exclusive remedy for Parent for a violation of the terms hereof, and Parent hereby waives to the maximum extent permitted by law any other remedies to which parent might be entitled; provided that Parent shall have the right to recover Damages not to exceed the Maximum Shareholder Liability less amounts paid to Parent from the Escrow Fund from the Company Shareholders from any court of competent jurisdiction for, and that the Company Shareholders shall be severally and not jointly liable for, Damages arising or resulting from or in connection with: (i) any knowing or intentional breach of any representation or warranty made by the Company in this Agreement or in any certificate delivered by the Company pursuant to this Agreement; or (ii) any knowing or intentional breach by the Company of any covenant or obligation of the Company in this Agreement. Notwithstanding anything to the contrary herein, the existence of this Article 8 and of the rights and restrictions set forth herein do not limit any (i) equitable remedies or (ii) any type of statutory or common law remedy (i.e., not based on any indemnity right provided in this Article 8. No Company Shareholder shall have any right to contribution from the Company for any claim made by any Parent Indemnified Party after the Effective Time.

        8.7. Tax Treatment. Indemnification payments made pursuant to this Article shall be treated for Tax purposes as adjustments to the Merger Shares.



                                    ARTICLE 9

                                   TAX MATTERS



        9.1 Tax Returns. The Shareholders shall be responsible for timely filing all federal and state income tax returns of the Company for taxable periods ending on or prior to the Effective Time of the Merger and have paid or will pay all income taxes attributable to the income of the Company for such periods. Such returns will be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by Parent. After the Effective Time of the Merger, Parent and the Company, on the one hand, and the Shareholders, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to the liability for Taxes of the Company for all periods ending on or prior to the Effective Time of the Merger and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.



                                   ARTICLE 10
                                  MISCELLANEOUS

        10.1. Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        10.2. Waiver of Compliance; Consents. Any failure of Parent or Merger Subsidiary on the one hand, or the Company on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by the Company or Parent, respectively, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing. Merger Subsidiary agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon Merger Subsidiary, whether or not given expressly on its behalf. From and after the Effective Time, the Shareholder Representative shall have the right to enforce the terms of this Agreement on behalf of the Company and the Company Shareholders.

        10.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally by commercial courier service or otherwise, or by telecopier, or three days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                (a)     if to Parent or Merger Subsidiary, to it:

                        c/o Landacorp, Inc.
                        900 Fortress Street, Suite 100
                        Chico, California 95973
                        FAX: (530) 899-7430
                        Attention: Stephen P. Kay

                        with a copy to:

                        Wilson, Sonsini, Goodrich & Rosati
                        650 Page Mill Road
                        Palo Alto, California 94304-1050
                        FAX:  (650) 493-6811
                        Attention:  Martin J. Waters, Esq.

                (b)     If to the Company, to it at:

                        PatientCentrix, Inc.
                        51 Park Street
                        Montclair, New Jersey 07042
                        FAX:  (973) 783-7597
                        Attention:  Michael S. Miele

                        with a copy to:

                        Lowenstein Sandler PC
                        65 Livingston Avenue
                        Roseland, New Jersey 07068- 1791
                        FAX:  (973) 597-2400
                        Attention:  John D. Hogoboom, Esq.

        10.4. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except for the provisions of Article 2, Section 6.7 and Article 8 (the "Third Party Provisions"), this Agreement is not intended to confer upon any other person, except the parties hereto, any rights or remedies hereunder, and no third person shall be a third party beneficiary of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

        10.5. Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law). The parties hereby (i) agree and consent to be subject to the jurisdiction of any state or federal court in the State of Delaware, with respect to all actions and proceedings arising out of or relating to this Agreement (although each party reserves the right to bring such action or proceedings in any other jurisdiction to which the other party is subject); (ii) agree that all claims with respect to any such action or proceeding may be heard and determined in such court; (iii) irrevocably waive any defense of an inconvenient forum to the maintenance of any action or proceeding in such court; (iv) consent to service of process by mailing or delivering such service to the party at its respective principal business address; and (v) agree that a final judgment in any such action or proceeding from which there is no further appeal shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any manner provided by law.

        10.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        10.7. Interpretation. The Table of Contents, article and section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

        10.8. Publicity. Upon execution of this Agreement by Parent, Merger Subsidiary, and the Company, the parties shall jointly issue a press release, as agreed upon by them. The parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger will be mutually agreed upon by them, except as provided in the following sentence. Neither party shall, without such mutual agreement or the prior consent of the other, file any documents or issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law or the rules of the Nasdaq and then only (a) upon the advice of such party's legal counsel; (b) to the extent required by law or the rules of the Nasdaq; and (c) following prior notice to, and consultation with, the other party (which notice shall include a copy of the proposed statement or communication to be issued to the press or public). The foregoing shall not restrict Parent's or the Company's communications with their employees or customers in the ordinary course of business.

        10.9. Entire Agreement. This Agreement, including the exhibits and schedules hereto and the Confidentiality Agreement referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement and the Confidentiality Agreement supersede all prior agreements and the understandings between the parties with respect to such subject matter.

        10.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

        10.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        10.12. Shareholders' Representative.

                (a) Each of the Company Shareholders hereby appoints Michael S. Miele as agent and attorney-in-fact (the "Shareholder Representative") for each Company Shareholder, for and on behalf of the Company Shareholders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent Indemnified Parties, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. Such appointment may be changed by the Company Shareholders from time to time upon not less than thirty
(30) days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless holders of a majority in interest in the Escrow Fund agree to such removal and to the identity of the substituted representative. Any vacancy in the position of Shareholder Representative may be filled by approval of the holders of a majority in interest in the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for his or her services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Company Shareholders.

                (b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting without gross negligence, bad faith and willful misconduct. The Company Shareholders on whose behalf the Escrow Shares are place in escrow shall severally indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative.

                (c) A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all Company Shareholders for whom a portion of the Escrow Shares otherwise issuable to them are placed in escrow and shall be final, binding and conclusive upon each of such Company Shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every such Company Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.


                                THE PARENT:

                                       LANDACORP, INC.


                                       By: /s/ STEPHEN P. KAY
                                           -------------------------------------
                                       Name: Stephen P. Kay
                                       Title: COO / CFO

                                THE MERGER SUBSIDIARY:

                                       TARGET MERGER CORP.


                                       By: /s/ STEPHEN P. KAY
                                           -------------------------------------
                                       Name: Stephen P. Kay
                                       Title: COO / CFO

                                THE COMPANY:

                                       PATIENTCENTRIX, INC.


                                       By: /s/ RICHARD R. SWEENEY, JR.
                                           -------------------------------------
                                       Name: Richard R. Sweeney, Jr.
                                       Title: Vice President


                                               /s/ MICHAEL S. MIELE
                                       -----------------------------------------
                                                   Michael S. Miele


                                              /s/ CHRISTOPHER C. SYNN
                                       -----------------------------------------
                                                  Christopher C. Synn


                                                /s/ JAMES W. TEIPEL
                                       -----------------------------------------
                                                    James W. Teipel

                           PARENT DISCLOSURE SCHEDULE

        Unless otherwise defined in this Parent Disclosure Schedule, all capitalized terms used herein shall have the respective meanings ascribed to them in the Agreement. The Schedules shall be deemed to be a part of the Agreement.

        Except as otherwise set forth in the Parent Disclosure Schedules, disclosure of any matter pursuant to one provision, sub-provision, section or subsection hereof is and shall be considered as disclosure pursuant to any other provision, sub-provision, section or subsection of these Schedules to the extent the Agreement requires such disclosure.

        Section 5.2 Authorization. Parent's does not currently have a sufficient number of authorized shares of Parent Common Stock available to reserve the requisite number of shares of Parent Common Stock for issuance upon exercise of the Existing Options and the New Options being assumed by parent as contemplated in the Merger Agreement. Parent also does not currently have a sufficient number of shares of Parent Common Stock available under its 1998 Equity Incentive Plan to cover exercises of such Existing Options and New Options, as well as certain other incentive stock options recently issued by Parent to its employees. Accordingly, as soon as practicable after the Closing Date, Parent shall call a special meeting of its shareholders to seek their approval of (i) an increase in the amount of shares of Parent Common Stock available under Parent's 1998 Equity Incentive Plan from 3,000,000 shares to 6,500,000 shares, and (ii) the amendment of the Company's Articles of Incorporation to increase the number of shares of Parent Common Stock which Parent is authorized to issue from 15,000,000 shares to 150,000,000 shares.

        Section 5.3 Capitalization. See above response to Section 5.2.



                                      -2-